Exhibit 5.1


                      Jenkens & Gilchrist Parker Chapin LLP
                                                                 AUSTIN, TEXAS
                                                                (512) 499-3800
                              THE CHRYSLER BUILDING            CHICAGO, ILLINOIS
                               405 LEXINGTON AVENUE             (312) 425-3900
                             NEW YORK, NEW YORK 10174            DALLAS, TEXAS
                                                                (214) 855-4500
                                  (212) 704-6000                HOUSTON, TEXAS
                               FACSIMILE (212) 704-6288         (713) 951-3300
                                                         LOS ANGELES, CALIFORNIA
                                 www.jenkens.com                (310) 820-8800
                                                            PASADENA, CALIFORNIA
                                                                (626) 578-7400
                                                              SAN ANTONIO, TEXAS
                                                                (210) 246-5000
                                                               WASHINGTON, D.C.
                                                                (202) 326-1500
                                February 27, 2004

Ramp Corporation
The Graybar Building
420 Lexington Avenue, Suite 1830
New York, New York 10170

         RE:      RAMP CORPORATION

Ladies and Gentlemen:

         We have acted as counsel to Ramp Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), for the registration for resale by the selling stockholders listed therein (the "Selling Stockholders") of: (i) up to 9,336,000 shares of the Company's common stock, par value $.001 per share ("Common Stock") issuable upon conversion of 3,112 shares of the Company's Series A Convertible Preferred Stock, $1.00 per share ("Preferred Stock") at an initial conversion price of $0.40 cents per share (the "Preferred Shares"), (ii) 5,166,981 shares of Common Stock (the "Common Shares") and (iii) an aggregate of 3,173,968 shares of Common Stock ("Warrant Shares") issuable upon the exercise of warrants issued to certain individuals and entities ("Warrants") with an exercise price of $0.70 cents with respect to 750,000 Warrant Shares, $0.61 cents with respect to 3,173,968 Warrant Shares, $0.30 cents with respect to 2,320,250 Warrant Shares (the Warrant Shares, the Common Shares and the Preferred Shares, collectively, "Shares").

         In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Company's (i) Restated Certificate of Incorporation,
(ii) Certificate of Designation with respect to the Series A Convertible Preferred Stock, (iii) Bylaws and (iv) a certificate by the Secretary of the Company certifying the resolutions adopted by the Company's Board of Directors authorizing the issuance of the Preferred Stock, Warrants and the Shares. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant


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                      Jenkens & Gilchrist Parker Chapin LLP


Ramp Corporation
February 27, 2004
Page 2

facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that (a) the Common Shares have been validly issued and are fully paid and non-assessable, (b) the Preferred Shares, upon issuance and following conversion of the Preferred Stock, in accordance with its terms, will be validly issued, fully paid and non-assessable, and (c) the Warrant Shares, upon issuance and payment of the exercise price to the Company in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K promulgated under the Act.

                                           Very truly yours,


                                           JENKENS & GILCHRIST PARKER CHAPIN LLP